Exhibit 23.1c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VisonWave Holdings, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated October 15, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, related to our audit of consolidated financial statements of VisonWave Holdings, Inc. as of September 30, 2024 and for the period ended from September 3, 2024 (date of inception) to September 30, 2024.

We also consent to the reference to us under the heading "Experts" in the registration statement.

/s/ RBSM LLP

New York, NY

November 24, 2025